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              Consent of Independent Certified Public Accountants



The Board of Directors and Stockholders
CentraCan, Inc.

We consent to the use of our report dated January 4, 1999, included herein, with respect to the consolidated financial statements of CentraCan, Inc. and subsidiary as of September 30, 1998 and 1997 and for the period from October 1, 1997 to March 30, 1998 and the period from March 31, 1998 to September 30, 1998 and for each of the years in the two-year period ended September 30, 1997, and to the reference to our Firm under the heading "Experts"in the Prospectus.

Our report dated January 4, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                             /s/  KPMG LLP
                                             ------------------------

New York, New York
February 5, 1999